                                                                     EXHIBIT 2.2


                      AMENDMENT NO. 1 TO PURCHASE AGREEMENT

         This AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this "AMENDMENT") is made and entered into as of January 13, 2004, by and among Aether Systems, Inc., a Delaware corporation ("SELLER"), TeleCommunication Systems, Inc., a Maryland corporation ("PARENT"), TSYS Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("TSYS"), and TeleCommunication Systems Limited, a company organized under the laws of England and a wholly owned subsidiary of Parent ("TCS LTD.").

                                    RECITALS

         WHEREAS, Seller, TSYS and Parent have previously entered into that certain Purchase Agreement dated as of December 18, 2003 (the "PURCHASE AGREEMENT");

         WHEREAS, the parties hereto wish to amend the Purchase Agreement to add TCS Ltd. as a party to the Purchase Agreement; and

         WHEREAS, the parties hereto wish to amend the Purchase Agreement to provide for the payment of a portion of the consideration in common stock of the Parent.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                     AMENDMENTS TO THE PREAMBLE AND RECITALS
                            OF THE PURCHASE AGREEMENT

         1.1 Amendments to Preamble to the Purchase Agreement. The preamble to the Purchase Agreement shall be amended and restated in its entirety as follows:

                  'This PURCHASE AGREEMENT ("AGREEMENT"), is made and entered into as of December 18, 2003, by and among Aether Systems, Inc., a Delaware corporation ("AETHER" or "SELLER"), TeleCommunication Systems, Inc., a Maryland corporation ("PARENT"), TSYS Acquisition Corp., a Maryland corporation and wholly owned subsidiary of Parent ("TSYS"), and TeleCommunication Systems Limited, a corporation formed under the laws of the United Kingdom and a wholly owned subsidiary of Parent ("TCS LTD.," and together with TSYS, the "BUYER"). TSYS, TCS Ltd., Parent and Seller are referred to collectively herein as the "PARTIES" and each is individually, a "PARTY."'

         1.2 Amendments to Recitals of the Purchase Agreement. The fourth recital to the Purchase Agreement shall be amended and restated in its entirety as follows:

         'WHEREAS, Seller desires to sell, convey, transfer, assign and deliver to TSC Ltd., and TCS Ltd. desires to purchase, all the issued and outstanding equity interests of Aether European Holdings; and'

                                   ARTICLE II

                AMENDMENTS TO ARTICLE I OF THE PURCHASE AGREEMENT

         2.1      Amendment to Definitions.

                  (a) The following definitions shall be added to Article I of the Purchase Agreement in the appropriate alphabetical order:

                  '"ACCREDITED INVESTOR" shall have the meaning set forth in Regulation D promulgated under the Securities Act.

                  "CASH BALANCE ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 3.3.

                  "CASH BALANCE OBJECTION NOTICE" shall have the meaning set forth in Section 3.3.

                  "CASH BALANCE RESOLUTION PERIOD" shall have the meaning set forth in Section 3.3.

                  "CASH BALANCE STATEMENT" shall have the meaning set forth in
Section 3.3.

                  "CASH CONSIDERATION" shall have the meaning set forth in
Section 3.2(a).

                  "CLOSING CASH BALANCE" shall have the meaning set forth in
Section 3.3.

                  "COMPLETED FINANCING AGREEMENTS" shall mean those financing agreements attached as Exhibit 10 to Parent's Form 8-K as filed with the SEC on December 23, 2003.

                  "CONSIDERATION" shall have the meaning set forth in Section 3.2(a).

                  "EFFECTIVE TIME" shall mean 12:01 a.m. (EST) on January 1,
2004.

                  "EFFECTIVE TIME ACCOUNTS RECEIVABLES" shall have the meaning set forth in Section 6.3(j).

                  "EFFECTIVE TIME ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 3.3A(a).

                  "EFFECTIVE TIME CASH" shall have the meaning set forth in
Section 3.3A(a).

                  "EFFECTIVE TIME PAYMENTS" shall have the meaning set forth in
Section 3.3A(a).


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


                  "EFFECTIVE TIME STATEMENT" shall have the meaning set forth in
Section 3.3A(a).

                  "EFFECTIVE TIME STATEMENT OBJECTION NOTICE" shall have the meaning set forth in Section 3.3A(b).

                  "EFFECTIVE TIME STATEMENT RESOLUTION PERIOD" shall have the meaning set forth in Section 3.3A(b).

                  "FAIR MARKET VALUE" shall have the meaning set forth in
Section 3.2(a).

                  "INTERIM PERIOD" shall mean the period of time from and after the Effective Time through the close of business of the day preceding the Closing.

                  "NOTE" shall mean that certain promissory note in the original principal amount of $1,000,000 made by Parent and payable to Seller and dated as of the Closing Date.

                  "PARENT COMMON STOCK" shall have the meaning set forth in
Section 3.2(a).

                  "PARENT COMMON STOCK CONSIDERATION" shall have the meaning set forth in Section 3.2(a).

                  "PARTIES" shall have the meaning set forth in the preamble.

                  "RETAINED CASH" shall mean cash that Seller will not remove from the bank accounts of the Acquired Aether Entities prior to the Closing and that will not be AAE Excluded Assets, which cash, in aggregate, as estimated by Seller will total one million dollars ($1,000,000) as of the Closing Date. For the avoidance of doubt, Retained Cash does not include any cash of Beyerholm & Moe ApS or Sila Communications Scandinavia ApS.'

                  (b) The definition of the term "Ancillary Agreements" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"ANCILLARY AGREEMENTS" shall mean the Note, the Transition Services Agreement, the Trademark License Agreement, the Deal License Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Form 8954 and such other documents contemplated and necessary to effectuate the transactions contemplated herein.'

                  (c) The definition of the term "Assumed Liabilities" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"ASSUMED LIABILITIES" shall mean shall mean (i) all Liabilities of the Business set forth on the Closing Net Working Capital Statement, (ii) Liabilities included in the line item "deferred revenue" as set forth on the Closing Balance Sheet, (iii) all Liabilities incurred in connection with, arising from or relating to Buyer's (or any of its Affiliates', including the Acquired Aether Entities') ownership, operation, or use of the Business, including all of the Purchased Assets and the AAE Purchased Assets, from and after the Closing Date; (iv) all Liabilities incurred in connection with, arising from or relating to Seller's (or any of its

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Affiliates', including the Acquired Aether Entities) ownership, operation, or use of the Business, including all of the Purchased Assets and the AAE Purchased Assets, during the Interim Period, but excluding any Liabilities resulting from, or action or omission in breach of, the covenants of Seller included in Section
6.1 of this Agreement; (v) without limiting the scope of any other subclause of this definition, all Liabilities arising under or resulting from the Assigned Contracts, but only to the extent such Liabilities involve the observance, payment, performance or discharge of (or failure to observe, pay, perform or discharge) obligations due and owing from and after the Effective Time, pursuant to the terms of such Assigned Contract; and (v) Liabilities arising under or relating to statutory rights under Applicable Law (such as notice requirements, seniority and similar rights) of Employees of the Acquired Aether Entities from and after the Effective Time and salary, bonus and benefit payments that have accrued but are not yet due and payable to Employees of the Acquired Aether Entities (including all Employees of the Acquired Aether Entities).'

                  (d) The definition of the term "Buyer Indemnitees" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"BUYER INDEMNITEES" shall mean TSYS, TCS Ltd., their respective Affiliates (including Parent) and their respective Representatives.'

                  (e) The definition of the term "Closing Balance Sheet" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"CLOSING BALANCE SHEET" shall mean an audited balance sheet of the Business as of the Effective Time prepared by the Seller in accordance with GAAP and delivered pursuant to Section 3.2(d).'

                  (f) The definition of the term "Closing Date Accounts Receivables" shall be deleted in its entirety from the Purchase Agreement and replaced in every instance where it appears with "Effective Time Accounts Receivables."

                  (g) The definition of the term "Purchased Assets" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"PURCHASED ASSETS" shall mean (i) the Leased Real Property,
(ii) the Personal Property, (iii) the Permits, (iv) the Accounts Receivable, (v) the Intellectual Property, (vi) the Inventory, maintenance and operating supplies used exclusively in the Business as currently operated, (vii) the Books and Records, (viii) all Assigned Contracts, (ix) all data, records, files, manuals, blueprints and other documentation related exclusively to the Purchased Assets and the operation of the Business including service and warranty records, sales promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, correspondence and other similar documents and records used exclusively in the Business, whether in electronic form or otherwise, (x) all client, customer and supplier lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients, customers and suppliers, (xi) all catalogs and brochures relating exclusively to the Business, purchasing records and records relating to suppliers, (xii) copies of all personnel records of the Transferred Employees, (xiii) all goodwill incident to the Business, (xiv) all Prepaid Expenses and security deposits relating exclusively to the Business (other than any collateral provided by Seller or its Affiliates (excluding the Aether Acquired Entities) in respect of Credit Support Arrangements), (xv) all insurance policies and insurance benefits in proportion to their relationship to the Purchased Assets, the AAE Purchased Assets, the Purchased Shares, the Acquired Aether Entities or the Business, (xvi) all other intangible assets (including all Claims, contract rights and warranty and product Liability Claims against third parties) in proportion to their relationship to the Purchased Assets, the Purchased Shares, the AAE Purchased Assets or the Business and (xvii) the Retained Cash. The Purchased Assets shall include the foregoing whether or not reflected on the Closing Balance Sheet, except for those assets which have been transferred or disposed of in the ordinary course of the Business after the date of September 30, 2003 and in accordance with this Agreement. For purposes of this Agreement, "Purchased Assets" shall not include the Purchased Shares or the AAE Purchased Assets, which are treated separately under Section 2.1, or the Excluded Assets or AAE Excluded Assets.'

                  (h) The definition of "Straddle Period" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"STRADDLE PERIOD" shall mean any taxable year or period beginning before and ending after the Effective Time.'

                  (i) The definition of "Tax Assets" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"TAX ASSETS" shall mean any refund, abatement or credit of, and all other assets comprising receivables or deferred assets or prepayments for, Taxes arising or resulting from the conduct of the Business or ownership of the Purchased Assets or Purchased Shares by the Seller, Acquired Aether Entities or any of their respective Affiliates for taxable periods or portions thereof ending on or before the Effective Time.'

                  (j) The definition of "Tax Liabilities" in the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '"TAX LIABILITIES" shall mean all Liabilities for Taxes arising or resulting from the conduct of the Business or ownership of the Purchased Assets by the Seller, any Acquired Aether Entity or any of their respective Affiliates for taxable periods or portions thereof ending on or before the Effective Time.'

                                   ARTICLE III

               AMENDMENTS TO ARTICLE II OF THE PURCHASE AGREEMENT

         3.1      Amendments to Section 2.1 of the Purchase Agreement. Section
2.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  'Section 2.1. Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to TCS Ltd., and TCS Ltd. shall purchase from Seller and accept from Seller, full legal and economic title to the Purchased Shares, free and clear of all Encumbrances other than any restrictions on the transferability following the Closing of the Purchased Shares imposed by Applicable Laws. The parties further agree that (a) prior to or as of Closing, as contemplated by Section 6.1(h), the Aether Acquired Entities shall cease to own the AAE Excluded Assets (with the term "AAE PURCHASED ASSETS" meaning, for purposes of this Agreement, all assets, properties and rights of the Acquired Aether Entities other than the AAE Excluded Assets), and (b) Seller, pursuant to the terms of this Agreement, shall remain responsible for, and shall indemnify the Buyer Indemnitees (including TCS Ltd. and the Acquired Aether Entities) from and against, the Liabilities of the Acquired Aether Entities that are not Assumed Liabilities.'

                                   ARTICLE IV

              AMENDMENTS TO ARTICLE III OF THE PURCHASE AGREEMENT

         4.1      Amendments to Section 3.1 of the Purchase Agreement. Section
3.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(a)     Subject to the Parties' satisfaction or waiver of the
conditions precedent set forth in Article VII, the closing and consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place on January 9, 2004 at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP at 655 15th Street, NW, Suite 1200, Washington, DC 20005 and at such other places as the Parties may agree, or, if the conditions set forth in
Article VII have not been satisfied or waived as of such date, on such later date that is mutually agreed between Seller and Buyer (such date being the "CLOSING DATE").

                  (b) The Parties agree that for financial, accounting, and economic purposes, the transactions contemplated by this Agreement shall be given effect as if the Closing had occurred as of the Effective Time. Accordingly, the Parties shall measure the Closing Net Working Capital as of the Effective Time and shall, after the Closing and pursuant to Section 3.3A, measure cash receipts and cash disbursements during the Interim Period and adjust the Purchase Price as contemplated by such Section 3.3A, such that the net cash receipts (or disbursements, as applicable) attributable to the Business during the Interim Period shall be for the account of the Buyer, as if the Buyer had owned and operated the Business during the Interim Period, despite the fact that legal title to the Purchased Assets, the AAE Purchased Assets and the Purchased Shares shall not have passed to Buyer until the Closing Date.'

         4.2      Amendments to Section 3.2 of the Purchase Agreement.

                  (a) Section 3.2(a) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(a)     Subject to the terms and conditions set forth in this
Agreement, in addition to the assumption by Buyer of the Assumed Liabilities, Buyer and Parent agree to pay at Closing to Seller in consideration for the Purchased Shares and the Purchased Assets an aggregate purchase price equal to $20,000,000 (as adjusted based on the Closing Net Working Capital Statement pursuant to Section 3.2(d), the "PURCHASE PRICE"), which shall be comprised of (i) $18,000,000 in cash (the "CASH CONSIDERATION"), in immediately available funds by wire transfer to an account designated by Seller by written notice to Parent at least two Business Days prior to the Closing Date, (ii) the Note, and (iii) a number of shares (rounded to the nearest whole share) of Class A Common Stock of Parent, par value $0.01 per share (the "PARENT COMMON STOCK"), with an aggregate Weighted Average Price (calculated as the arithmetic average of the Weighted Average Price of the Common Stock for the five trading days immediately prior to the Closing Date) of $1,000,000. For purposes of this Agreement, "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the NASDAQ National Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the NASDAQ National Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the NASDAQ National Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets, or, if no dollar volume-weighted average price is reported for such security by Bloomberg Financial Markets for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period. The number of shares of Parent Common Stock issued to Seller in accordance with this
Section 3.2(a) shall be referred to herein as "PARENT COMMON STOCK CONSIDERATION," and, together with the Cash Consideration and the Note, as the "CONSIDERATION").'

                  (b) Section 3.2(b)(i) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(b)(i)  If Parent has complied with its obligations in
Section 6.3(e) and has properly delivered to Seller the Substitute Financing Notice, Parent shall not be required thereafter to pay the cash portion of the Purchase Price in cash, and the cash portion of the Purchase Price shall be payable as contemplated by this Section 3.2(b) (but only to the extent Seller agrees, in its discretion, to accept the Substitute Financing). Simultaneously with delivery to Seller of the Substitute Financing Notice, Parent shall offer to Seller the option to accept as the Purchase Price, in lieu of cash consideration, the securities contemplated by the Private Financing (on the terms set forth in Exhibit I, or on terms that were more favorable to the provider of the Private Financing to the extent they were set forth in any Completed Financing Agreements), pro rated to reflect the difference between (A) the aggregate amount of the Private Financing and (B) the Purchase Price (the "SUBSTITUTE FINANCING"). Parent shall hold such offer open, and such offer shall be irrevocable, for a period of thirty (30) days. Seller shall be entitled (but not obligated) to accept such offer by notifying Parent of its acceptance at any time within such 30-day period, with such acceptance being conditioned upon the negotiation of definitive agreements that are acceptable in form and substance to Seller (and not inconsistent with the terms of Exhibit I) and Seller's completion of, and satisfaction in all respects with, its due diligence investigation of the Buyer. Parent shall thereafter use its reasonable best efforts to negotiate with Seller and execute, as promptly as practicable, definitive agreements for the Substitute Financing; provided, that Parent shall, if requested by Seller (at Seller's sole and absolute discretion), enter into definitive agreements with Seller for the Substitute Financing having the same substantive terms as those contained in the Completed Financing Agreements.'

                  (c) Section 3.2(d) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(d)     As soon as practicable (and in any event within forty
(40) days following the Closing), Seller shall prepare and deliver to Parent and its counsel the Audited Financial Statements, the Closing Balance Sheet, a statement (the "CLOSING NET WORKING CAPITAL STATEMENT") setting forth Net Working Capital as of the close of business on the day immediately preceding the Effective Time (the "CLOSING NET WORKING CAPITAL") based on the Closing Balance Sheet, and all work papers and back-up materials relating thereto. The costs and expenses of preparing the Closing Balance Sheet and the Audited Financial Statements shall be borne 50% by Seller and 50% by Parent. Each of Parent and Buyer shall assist Seller and its Representatives in the preparation of the Closing Balance Sheet and shall provide Seller and its Representatives access at all reasonable times to the personnel, properties, Books and Records of the Business, including the Acquired Aether Entities, for such purpose. No changes shall be made in any reserve or other account existing as of the date of the Closing Balance Sheet except as (i) a result of events occurring after the date of the Closing Balance Sheet and, in such event, only in a manner consistent with past practices and (ii) as required by GAAP. The Closing Balance Sheet and the Closing Net Working Capital Statement shall be conclusive and binding on the Parties unless Parent gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (a "PURCHASE PRICE OBJECTION NOTICE") to Seller within thirty (30) days after its receipt of the Audited Financial Statements, Closing Balance Sheet, Closing Net Working Capital Statement and all work papers and back-up materials relating thereto. If Parent delivers a Purchase Price Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Purchase Price Objection Notice within thirty (30) days thereafter (the "PURCHASE PRICE RESOLUTION PERIOD"), then the Parties will, within thirty (30) days after the expiration of the Purchase Price Resolution Period, submit any such unresolved dispute to an independent accounting firm mutually acceptable to Parent and Seller (the "INDEPENDENT ACCOUNTING FIRM"). Parent and Seller shall provide to the independent accounting firm all work papers and back-up materials relating to the unresolved disputes requested by the

Independent Accounting Firm to the extent available to Parent or its Representatives or Seller or its Representatives. Parent and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Parent and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the parties. The fees and expenses of the Independent Accounting Firm shall be borne by Parent and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. The Closing Net Working Capital reflected in the Closing Net Working Capital Statement, as revised to reflect the resolution of any and all disputes by the parties and/or the Independent Accounting Firm, shall be deemed to be the Closing Net Working Capital. The "ADJUSTMENT AMOUNT" (which may be a positive or negative number) shall equal the amount determined by subtracting $3,750,020 (the "INITIAL NET WORKING CAPITAL") from the Closing Net Working Capital. Subject to the last sentence of this Section 3.2(d), if the Adjustment Amount is positive, the Adjustment Amount shall be paid by Parent via wire transfer of immediately available funds to the bank account designated by Seller. If the Adjustment Amount is negative, the Adjustment Amount shall be paid by Seller via wire transfer of immediately available funds to the bank account designated by Parent. All payments shall be made together with interest at the rate of 6% per annum, which interest shall begin accruing at the Effective Time and end on the date that the payment is made. Within five Business Days after the calculation of the Closing Net Working Capital becomes binding and conclusive on the parties, Seller or Parent, as the case may be, shall make the wire transfer payment provided for in this Section 3.2(d). Notwithstanding the foregoing, neither the Seller nor the Parent, as the case may be, shall have any liability to pay any Adjustment Amount to the other unless the aggregate Adjustment Amount due by the Seller or the Parent, as the case may be, exceeds $750,000 (the "ADJUSTMENT FLOOR").'

         4.3      Amendments to Section 3.3 of the Purchase Agreement. Section
3.3 of the Purchase Agreement shall be amended and restated in its entirety and shall read as follows:

         'Section 3.3 Cash Balance Adjustment. As soon as practicable (and in any event within thirty (30) days following the Closing), Parent shall prepare and deliver to Seller and its counsel a statement (the "CASH BALANCE STATEMENT") setting forth the balance of all cash held in all bank accounts of the Acquired Aether Entities as of the close of business on the day immediately preceding the Effective Time (the "CLOSING CASH BALANCE") and any supporting documentation relevant thereto, including without limitation relevant bank statements. The costs and expenses of preparing the Cash Balance Statement shall be borne by Parent. The Cash Balance Statement shall be conclusive and binding on the Parties unless Seller gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (a "CASH BALANCE OBJECTION NOTICE") to Seller within thirty (30) days after its receipt of the Cash Balance Statement and all supporting documentation relating thereto. If Seller delivers a Cash Balance Objection Notice as provided above, Parent and Seller shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Parent and Seller are unable to resolve, despite good faith negotiations, all disputes reflected in the Cash Balance Objection Notice within thirty (30) days thereafter (the "CASH BALANCE RESOLUTION PERIOD"), then Parent and Seller will, within thirty (30) days after the expiration of the Cash Balance Resolution Period, submit any such unresolved dispute to an Independent Accounting Firm. Parent and Seller shall provide to the Independent Accounting Firm all supporting documentation relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Parent or its Representatives or Seller or its Representatives. Parent and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Parent and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accounting Firm shall be borne by Parent and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. The Closing Cash Balance reflected in the Cash Balance Statement, as revised to reflect the resolution of any and all disputes by Parent and Seller and/or the Independent Accounting Firm, shall be deemed to be the Closing Cash Balance. The "CASH BALANCE ADJUSTMENT AMOUNT" (which may be a positive or negative number) shall equal the amount determined by subtracting $1,000,000 from the Closing Cash Balance. Within five Business Days after the calculation of the Closing Cash Balance becomes binding and conclusive, if the Cash Balance Adjustment Amount is positive, Parent shall pay Seller the lesser of $150,000 and the Cash Balance Adjustment Amount via wire transfer of immediately available funds to the bank account designated by Seller. If the Cash Balance Adjustment Amount is negative, Seller shall surrender to Parent a number of shares (rounded to the nearest whole share) of Parent Common Stock equal to the Cash Balance Adjustment Amount divided by the Fair Market Value of each share of Parent Common Stock.'

         4.4 New Section 3.3A of the Purchase Agreement. A new Section 3.3A shall be added to the Purchase Agreement immediately after Section 3.3 and immediately prior to Section 3.4 and shall read as follows:

         'Section 3.3A              Effective Time Adjustment.

                  (a)      As soon as practicable (and in any event within forty
(40) days following the Closing), Seller shall prepare and deliver to Parent and its counsel a statement (the "EFFECTIVE TIME STATEMENT") setting forth all of the cash received by the Business during the Interim Period (collectively, the "EFFECTIVE TIME CASH") and all cash payments made by Seller or its Affiliates with respect to the Business during the Interim Period, including without limitation payments made with respect to obligations of the Buyer under Section 6.2(b) (collectively, the "EFFECTIVE TIME PAYMENTS"). The "EFFECTIVE TIME ADJUSTMENT AMOUNT" (which may be a positive or negative number) shall equal the amount determined by subtracting the Effective Time Payments from the Effective Time Cash. Within five Business Days after the calculation of the Effective Time Statement becomes binding and conclusive (pursuant to Section 3.3A(b)), if the Effective Time Adjustment Amount is positive, Seller shall pay Parent such positive amount via wire transfer of immediately available funds to the bank account designated by Parent. If the Effective Time Adjustment Amount is negative, Buyer shall pay Seller such amount via wire transfer of immediately available funds to the bank account designated by Seller.

         (b) The costs and expenses of preparing the Effective Time Statement shall be borne 50% by Seller and 50% by Parent. The Effective Time Statement shall be conclusive and binding on the Parties unless Parent gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (an "EFFECTIVE TIME STATEMENT OBJECTION NOTICE") to Seller within thirty (30) days after its receipt of the Effective Time Statement and all supporting documentation relating thereto. If Seller delivers an Effective Time Statement Objection Notice as provided above, Parent and Seller shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Parent and Seller are unable to resolve, despite good faith negotiations, all disputes reflected in the Effective Time Statement Objection Notice within thirty (30) days thereafter (the "EFFECTIVE TIME STATEMENT RESOLUTION PERIOD"), then Parent and Seller will, within thirty (30) days after the expiration of the Effective Time Statement Resolution Period, submit any such unresolved dispute to an Independent Accounting Firm. Parent and Seller shall provide to the Independent Accounting Firm all supporting documentation relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Parent or its Representatives or Seller or its Representatives. Parent and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Parent and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accounting Firm shall be borne by Parent and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted. The Closing Cash Balance reflected in the Cash Balance Statement, as revised to reflect the resolution of any and all disputes by Parent and Seller and/or the Independent Accounting Firm, shall be deemed to be the Closing Cash Balance.

         (c) Calculations made under this Section 3.3A shall be separate and distinct from the calculations made under Section 3.2(d) and shall exclude payments made by Seller to Research in Motion Limited, as contemplated by that certain letter agreement dated as of even date herewith. Adjustments made under
Section 3.2(d) and payments made pursuant to such letter agreement shall not be taken into account when making determinations under this Section 3.3A, and adjustments made under this Section 3.3A shall not be taken into account when making determinations under Section 3.2(d).'

         4.5      Amendments to Section 3.4 of the Purchase Agreement.

                  (a) Clause (a) of Section 3.4 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(a)     certificates representing the Parent Common Stock
Consideration (in such denominations as Seller shall reasonably request at least one Business Day prior to the Closing Date) duly executed on behalf of the Parent and registered in the name of Seller or its designee;'

                  (b) Clause (b) of Section 3.4 shall be amended and restated in its entirety as follows:

                  '(b)     the Cash Consideration;'

                  (c)      Clauses (f) and (g) shall added after clause (e) of
Section 3.4 and will read as follows:

                  '(f)     the Registration Rights Agreement in substantially
the form attached hereto as Exhibit N (the "REGISTRATION RIGHTS AGREEMENT"), duly executed by Parent; and

                  (g) the Note in substantially the form attached hereto as Exhibit O, duly executed by Parent.'

         4.6      Amendments to Section 3.5 of the Purchase Agreement. Section
3.5 of the Purchase Agreement and shall be amended and restated in its entirety as follows:

         'Section 3.5 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered by its Affiliates, to Buyer the following:

                  (a) a duly executed notarial deed of transfer in respect of the Purchased Shares in the form attached as Exhibit G and an extract from Aether European Holdings' Shareholders Register, duly certified by a director of that company, recording the transfer of the Purchased Shares from Buyer to Seller;

                  (b) the certificate by officers of Seller required to be delivered pursuant to Section 7.3(c);

                  (c) the Trademark License Agreement, the Transition Services Agreement, the Deal License Agreement, the Patent Assignment, the Trademark Assignment, the Copyright Assignment, the Domain Name Assignment, the Sublease, the Assignment and Assumption Agreement and Bill of Sale and any other Ancillary Agreements, each duly executed by Seller;

                  (d) such other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and Seller, as are required to effectively vest in Buyer all of Seller's right, title and interest in and to all of the Purchased Assets, the Purchased Shares, in each case free and clear of any and all Encumbrances, except for the Permitted Encumbrances;

                  (e)      Net Working Capital Certificate;

                  (f) True, correct and complete copies of all required consents of Governmental Authorities set forth on Schedule 4.6, and all Required Consents;

                  (g) Certificates of good standing from the Secretary of the State of Delaware, dated as of a recent date, certifying that Seller is in good standing in the State of Delaware;

                  (h) Valid and effective assignment documentation, in form and substance reasonably acceptable to Buyer, of any rights to the Intellectual Property that are included in the Purchased Assets and the AAE Purchased Assets;

                  (i) Such documents as are required under Applicable Law to effect the resignation of Dave Reymann as a director of the Acquired Aether Entities;

                  (j) Such other documents and instruments as may be reasonably requested by Buyer to consummate the transactions contemplated herein and to carry out the obligations of the parties hereunder;

                  (k)      Consent to the assignment of the U.S. Lease; and

                  (l) the Registration Rights Agreement, duly executed by Seller.'

                                    ARTICLE V

               AMENDMENTS TO ARTICLE iV OF THE PURCHASE AGREEMENT

         5.1      Amendments to Section 4.18 of the Purchase Agreement. Section
4.18 of the Purchase Agreement shall be amended and restated in its entirety and shall read as follows:

                  'Section 4.18 Undisclosed Liabilities. Except as described on
Schedule 4.18, there are no Liabilities of Seller or any of the Acquired Aether Entities that constitute Assumed Liabilities other than (a) Liabilities reflected on the September 30 Net Working Capital Statement, (b) Liabilities that have arisen since September 30, 2003, for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practice, (c) obligations of continued performance under the Assigned Contracts and the Permits, (d) the line item "deferred revenue" as set forth on the September 30 Net Working Capital Statement and "deferred revenue" since September 30, 2003 booked in the ordinary course of the Business, consistent with past practices, (e) as of the Effective Time, Liabilities reflected on the Closing Net Working Capital Statement and (f) Liabilities that have arisen during the Interim Period. As of the Closing Date, all promissory notes issued by Aether Systems Limited have been duly and fully repaid or released. All loans made to Acquired Aether Entities by IFX Infoforex Deutschland GmbH have been duly and fully repaid or released.

         5.2      Amendments to Section 4.22 of the Purchase Agreement. Section
4.22 of the Purchase Agreement shall be amended and restated in its entirety and shall read as follows:

         'Section 4.22 Filings with the SEC. None of the Public Reports, as of its filing date (except to the extent that a subsequent filing amended information previously filed), contained with respect to the Purchased Assets, the AAE Purchased Assets, the Assumed Liabilities, the Purchased Shares, the Acquired Aether Entities or the Business any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.'

         5.3      Amendments to Section 4.29 of the Purchase Agreement. Section
4.29 of the Purchase Agreement shall be amended and restated in its entirety and shall read as follows:

         'Section 4.29 Investment. Seller (a) understands that the Parent Common Stock has not been registered under the Securities Act, or under any state securities laws, and is being issued to Seller in reliance upon federal and state exemptions for transactions not involving any public offering, (b) will hold the Parent Common Stock solely for its own account for investment purposes, and not with a view toward the distribution thereof, and (c) is an Accredited Investor.'

                                   ARTICLE VI

                AMENDMENTS TO ARTICLE V OF THE PURCHASE AGREEMENT

         6.1 Amendments to Article V of the Purchase Agreement. Article V of the Purchase Agreement shall be amended and restated in its entirety as follows:

                                   'ARTICLE V
               BUYER'S AND PARENT'S REPRESENTATIONS AND WARRANTIES

         TSYS and TCS Ltd., jointly and severally, and Parent represent and warrant to the Seller as follows, except as set forth on the Buyer's Disclosure Schedule (which is arranged in sections corresponding to the Sections contained in this Article V and as to which the disclosure in any section of the Buyer Disclosure Schedule qualifies only the corresponding Section, unless it is reasonably apparent that the disclosure in any section or subsection of the Buyer Disclosure Schedule should apply to one or more other Sections):

         Section 5.1. Organization and Good Standing. Each of TSYS, TCS Ltd. and Parent is duly organized, validly existing and in good standing under the laws of the state or country of its incorporation and has all requisite power and authority to own, lease and operate its properties and to operate its business. Each of TSYS, TCS Ltd. and Parent is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the TSYS, TCS Ltd. or Parent that adversely affects TSYS's, TCS Ltd.'s or the Parent's ability to consummate the transactions contemplated by this Agreement.

         Section 5.2. Corporate Authorization. Each of TSYS, TCS Ltd. and Parent has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby on the terms set forth herein and therein. Each of this Agreement, the Deal License Agreement and the Transition Services Agreement has been duly executed and delivered by TSYS, TCS Ltd. and Parent and, assuming the due execution of such agreement by Seller, is a valid and binding obligation of TSYS, TCS Ltd. and Parent, enforceable against TSYS, TCS Ltd. and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors' rights generally, and general equitable principles.

         Section 5.3. No Breach. The execution, delivery and performance by TSYS, TCS Ltd. and Parent of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by TSYS, TCS Ltd. and Parent of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the Charter Documents of TSYS, TCS Ltd. or Parent or (b) violate any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation to which TSYS, TCS Ltd. or Parent is subject or by which TSYS, TCS Ltd. or Parent or its properties may be bound, except where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of TSYS or TCS Ltd. that adversely affects TSYS's, TCS Ltd.'s or Parent's ability to consummate the transactions contemplated by this Agreement.

         Section 5.4. Availability of Funds. Each of TSYS and TCS Ltd. has sufficient cash available to enable it to consummate the transactions contemplated by this Agreement and consistent with the provisions of this Agreement and to satisfy the Assumed Liabilities as they become due in the ordinary course of the Business.

         Section 5.5. No Other Representations. Each of TSYS, TCS Ltd. and Parent acknowledge that Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to TSYS, TCS Ltd. and Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business, the Acquired Aether Entities or the Purchased Assets or the future business and future operations thereof or (b) except for

Section 4.17(a), the CIM or any other information or documents made available to each of TSYS, TCS Ltd. and Parent or its counsel, accountants or advisors with respect to the Business, the Acquired Aether Entities or the Purchased Assets or the businesses or operations thereof.

         Section 5.6. Broker's Fees. Neither TSYS, TCS Ltd. nor Parent has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for Friedman, Billings & Ramsey, Inc., whose fees and expenses will be paid by Buyer.

         Section 5.7. Private Financing. Parent, 033 Asset Management, LLC and The Riverview Group LLC have executed the term sheets attached to this Agreement as Exhibit I. Seller has received true and complete copies of the Completed Financing Agreements. The Completed Financing Agreements were duly authorized, executed and delivered by Parent and executed and delivered by the investors party thereto.

         Section 5.8. SEC Documents. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2003 (the "PARENT SEC DOCUMENTS").

         (b) As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected or amended by subsequently filed Parent SEC Documents prior to the date of this Agreement. The consolidated financial statements of Buyer included in the Parent SEC Documents comply as to form in all material respects, as of their respective dates, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         Section 5.9. Capitalization; Issuance of Securities. The Parent Common Stock to be delivered to Seller at the Closing shall have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. As of December 18, 2003, Buyer's authorized capital stock consists solely of 225,000,000 shares of Class A Common Stock, $0.01 par value per share, of which 21,900,732 shares are issued and outstanding as of the date hereof, and 75,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 9,507,988 shares are issued and outstanding as of the date hereof. Except as set forth on Schedule 5.9, there are no outstanding (a) securities convertible into or exchangeable for capital stock of Parent; (b) options, warrants or other rights to purchase or subscribe capital stock of Parent other than employee stock options granted by Parent; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Parent, any such convertible or exchangeable securities or any such options, warrants or rights. The issuance of the Parent Common Stock to Seller is exempt from registration under the Securities Act of 1933.

         Section 5.10 Claims and Proceedings. Except as set forth on Schedule 5.10, (i) there is no outstanding order of any Governmental Authority against or involving TSYS, TCS Ltd. or Parent any subsidiary of Parent or any of their respective Affiliates that could defeat, defer or negatively impact the consummation of the transactions contemplated by this Agreement, and (ii) there is no Claim pending, or, to the knowledge of TSYS, TCS Ltd. or Parent, threatened against TSYS, TCS Ltd. or Parent, involving this Agreement or the transactions contemplated hereby.

         Section 5.11. Securities Act. The Purchased Shares purchased by TCS Ltd. pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the TCS Ltd. shall not offer to sell or otherwise dispose of the Purchased Shares so acquired by it in violation of Applicable Law

         Section 5.12 Absence of Certain Changes; No Material Adverse Effect. Since September 30, 2003 Parent's business has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence or development which has had a material adverse effect on the business, operations or financial condition of Parent and its consolidated subsidiaries, taken as a whole.'


                                   ARTICLE VII

                AMENDMENT TO SECTION VI OF THE PURCHASE AGREEMENT

         7.1      Amendments to Section 6.1 of the Purchase Agreement.

                  (a) A new paragraph shall be added immediately after clause (ix) of Section 6.1(b) and shall read as follows:

                  'Notwithstanding the clause (iv) of this Section 6.1(b), Seller, Parent TSYS and TSYS Ltd. agree that management of the Acquired Aether Entities may proceed with consideration of, and if warranted after compliance with Applicable Law, notification of redundancy or other termination of up to three employees of the Acquired Aether Entities as may be selected by management of the Acquired Aether Entities in agreement with Seller, notwithstanding such employees being listed on Schedule 4.21(a) by Seller. All statutory and contractual severance payments to be made to such employees after the Closing in compliance with Applicable Law shall constitute Excluded Liabilities.'

                  (b) Section 6.1(f) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(f)     Confidentiality. Seller and its Affiliates will hold,
and will use their reasonable best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning Buyer or any of its Affiliates (whether or not related specifically to the Business) that are furnished to Seller or its Affiliates, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller,
(ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer or any of its subsidiaries or any other Person not under a non-disclosure or confidentiality obligation in favor of Buyer or any of its subsidiaries; provided that Seller may disclose such information to its Representatives who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. Seller shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, Seller and its Affiliates will, and will use their reasonable best efforts to cause their respective Representatives to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or its Affiliates or on their behalf from Buyer or any of its subsidiaries in connection with this Agreement that are subject to such confidence. Notwithstanding the foregoing, effective upon, and only upon, the Closing, Seller's obligations under this Section 6.1(f) shall terminate with respect to the Purchased Assets, the AAE Purchased Assets, the Assumed Liabilities, the Purchased Shares and the Business.'

                  (c)      A new Section 6.1(l) shall be added immediately after
Section 6.1(m) of the Purchase Agreement and shall read as follows:

                  '(l)     As soon as practicable after the Closing Date, Seller
shall deliver, or cause to be delivered by its Affiliates, to Buyer certified copies of extracts of the trade register of the Acquired Aether Entities, where applicable, dated as of the Closing.'

         7.2      Amendments to Section 6.2 of the Purchase Agreement. Section
6.2 of the Purchase Agreement shall be amended and restated in its entirety as follows:

         '6.2     Covenant of Buyer and Parent. Each of TSYS and TCS Ltd.,
jointly and severally, and Parent covenants and agrees as follows:

                  (a) Confidentiality. TSYS, TCS Ltd. and Parent and their Affiliates will hold, and will use their reasonable best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller or any of its Affiliates (whether or not related specifically to the Business) that are furnished to TSYS, TCS Ltd., Parent or any of their Affiliates, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by TSYS, TCS Ltd. or Parent, (ii) in the public domain through no fault of TSYS, TCS Ltd. or Parent or (iii) later lawfully acquired by TSYS, TCS Ltd. or Parent from sources other than Seller or any of its subsidiaries or any other Person not under a non-disclosure or confidentiality obligation in favor of Seller or any of its subsidiaries; provided that TSYS, TCS Ltd. or Parent may disclose such information to their Representatives who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed by TSYS, TCS Ltd. or Parent of the confidential nature of such information and are directed by TSYS, TCS Ltd. or Parent to treat such information confidentially. TSYS, TCS Ltd. and Parent shall be jointly and severally responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, TSYS, TCS Ltd., Parent and their Affiliates will, and will use their reasonable best efforts to cause their respective Representatives to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by TSYS, TCS Ltd., Parent or their Affiliates or on their behalf from Seller or any of its subsidiaries in connection with this Agreement that are subject to such confidence. Notwithstanding the foregoing, effective upon, and only upon, the Closing, TSYS's, TCS Ltd's. or Parent's obligations under this Section 6.2(a) shall terminate with respect to the Purchased Assets, the AAE Purchased Assets, the Purchased Shares, the Assumed Liabilities, the Excluded Liabilities and the Business.

                  (b)      Employment, Employees and Employment Benefit Plans.

                           (i)      Effective as of the Closing Date, TSYS shall
have offered employment to all Persons who are employees of the Business on the day immediately prior to the Closing Date and who are listed on Schedule 4.21(a) (including employees who are on an approved leave of absence, short-term disability leave or military leave, but not including any individual on long-term disability leave) with titles and job descriptions similar to those applicable to such employees immediately prior to the Closing Date. Employees who accept such offer of employment are referred to herein as "TRANSFERRED EMPLOYEES." Except as otherwise provided herein or in the Transition Services Agreement, effective as of the Closing Date the Transferred Employees will cease to participate in, or accrue any benefits under, Seller's Employee Benefit Plans with respect to the Transferred Employees. In addition, any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by TSYS or Parent shall provide coverage for any pre-existing health condition of any Transferred Employee (and any eligible dependents or beneficiaries thereof), but only to the extent covered under an Employee Benefit Plan as in effect as of the date of this Agreement. Notwithstanding the foregoing, the Employees of the Acquired Aether Entities shall remain employees of the Acquired Aether Entities after the Closing.

                           (ii)     Effective as of the Closing Date, TSYS will
be responsible only for the obligations and associated Liabilities that arise pursuant to the continuation coverage requirements of COBRA as a result of "qualifying events," as defined in COBRA, that occur with respect to Transferred Employees after the Closing Date.

                  (c)      Credit Support.

                           (i)      TSYS shall (x) replace all credit support
arrangements provided by Seller or any of its Affiliates (excluding the Acquired Aether Entities), including any indemnity, guarantee, surety bond, letter of credit, cash or other collateral or escrow account in respect of the Business, the Purchased Assets or the Assumed Liabilities as set forth on Schedule 6.2(c) (the "CREDIT SUPPORT AGREEMENTS"); (y) release, or cause to be released, Seller and its Affiliates (excluding the Acquired Aether Entities) from any Liability or obligation to provide credit support in respect of the Business following the Closing; and (z) return, or cause to be returned, to Seller or its Affiliates (excluding the Acquired Aether Entities), as appropriate, all collateral that was provided by Seller or its Affiliates (excluding the Acquired Aether Entities) pursuant to a Credit Support Arrangement, in each case on or before the Closing.

                           (ii)     After the Closing, neither Seller nor any of
its Affiliates (excluding the Acquired Aether Entities) shall have any obligation to provide any credit support in respect of the Business, the Purchased Assets or the Assumed Liabilities.'

                  (d) Financing. (i) Parent shall use its reasonable best efforts to complete the Private Financing (and receive the proceeds from such Private Financing) as promptly as practicable. Parent shall promptly notify Seller upon the funding of the Private Financing. If Parent is unable to complete the Private Financing by January 31, 2004, it shall promptly notify Seller of such fact (such notice, the "SUBSTITUTE FINANCING NOTICE").

         7.3      Amendments to Section 6.3 of the Purchase Agreement.

                  (a) The lead-in to Section 6.3 of the Purchase Agreement shall be amended and restated in its entirety as follows:

         'Section 6.3. Mutual Covenants. TSYS and TCS Ltd., jointly and severally, Parent and Seller covenant and agree as follows:'

                  (b) Section 6.3(h) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  '(h)     Post-Closing Tax Matters.

                  (i) Seller will be responsible for the preparation and filing of all Tax Returns for all periods ending on or prior to the Effective Time as to which Tax Returns are due after the Effective Time (including the consolidated, unitary, and combined Tax Returns for Seller which include the operations of the Business for any period ending on or before the Effective
Time). Seller will make all payments required with respect to any such Tax Return; provided, however, that Buyer will indemnify Seller pursuant to Article IX for any such Taxes that are Assumed Liabilities. For the avoidance of doubt, this Section 6.3(h)(i) shall not apply to Aether European Holdings and other Acquired Aether Entities.

                  (ii) Buyer will be responsible for the preparation and filing of all Tax Returns for the Business for all periods ending after the Effective Time as to which Tax Returns are due after the Effective Time including Tax Returns for the Straddle Period. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer will make all payments required with respect to any such Tax Return; provided, however, that Seller will indemnify the Buyer to the extent any payment the Buyer is making is a Tax attributable to a taxable period ending on or before the Effective Time based on the principles in Section 9.1(c), except to the extent that such Taxes are Assumed Liabilities. For the avoidance of doubt, this Section 6.3(h)(ii) shall not apply to Aether European Holdings and other Acquired Aether Entities:

                  (iii) With respect to Aether European Holdings and all other Acquired Aether Entities:

                  (A) Seller will be responsible for the preparation and filing of all Tax Returns for all periods ending on or prior to the Effective Time as to which Tax Returns are due after the Effective Time. Seller will make all payments required with respect to any such Tax Return.

                  (B) Buyer will be responsible for the preparation and filing of all Tax Returns for all periods ending after the Effective Time as to which Tax Returns are due after the Effective Time including Tax Returns for the Straddle Period. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer will make all payments required with respect to any such Tax Return and Seller shall not be liable for any Taxes with respect to such Tax Returns, except as otherwise provided in Article IX.

                  (C) Except to the extent required by Applicable Laws, Buyer shall not permit Aether European Holdings and any other Acquired Aether Entity to take any action after the Effective Time which could increase the Seller's Liability for Taxes (including any Liability of the Seller to indemnify the Buyer for Taxes pursuant to this Agreement).

                  (D) Except to the extent required by Applicable Laws, Buyer shall not, without prior written consent of the Seller, amend any Tax Return filed by, or with respect to, Aether European Holdings and any other Acquired Aether Entity for any taxable period, or portion thereof, beginning before the Effective Time.

                  (iv) This Section 6.3(h)(iv) shall apply to both the Purchased Assets and to Aether European Holdings and other Acquired Aether Entities. Each Party shall, at its own expense, control any tax audit or examination by any Governmental Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("PROCEEDINGS") for any taxable period for which that Party is charged with payment or indemnification responsibility under Article IX. Each Party shall promptly forward to the other Party all written notifications and other written communications, including (if available) the original envelope showing any postmark, from any Governmental Authority received by such Party relating to any Liability for Taxes for any taxable period for which such other Party is charged with payment or indemnification responsibility under Article IX. Each Indemnifying Party shall promptly notify, and consult with, each Indemnified Party as to any action it proposes to take with respect to any Liability for Taxes for which it is required to indemnify the Indemnified Party. The Indemnified Party shall not enter into any closing agreement or final settlement with any Governmental Authority with respect to any such Tax Liability without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the case of any proceedings relating to any Straddle Period, the Parties shall jointly control such proceedings and shall cooperate with each other as to the conduct of such proceedings. Each Party shall, at the expense of the requesting Party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting Party to enable it to take any and all actions such Party reasonably requests with respect to any proceedings which the requesting Party controls. The failure by a Party to provide timely notice under this subsection shall relieve the other Party from its indemnification obligations with respect to the subject matter of any notification not timely forwarded, to the extent the other Party has suffered a loss or other economic detriment because of such failure to provide notification in a timely fashion.'

                  (c) Section 6.3(j) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                           '(j)     Post Closing Accounts Receivable. After the
Closing Date and continuing for a period of eighteen (18) months thereafter, Buyer shall in accordance with commercially reasonable business practices that are not materially less diligent than those used by the Parent with respect to its own business operations, attempt to collect (and shall cause the Aether Acquired Entities to attempt to collect) the Accounts Receivable existing at the Effective Time ("EFFECTIVE TIME ACCOUNTS RECEIVABLES"). In determining the collectability of Effective Time Accounts Receivable, the Parties agree that all amounts collected after the Effective Time shall be applied to the oldest accounts first, unless an account debtor specifies that any one or more of the payments made by such account debtor is being made with respect to a particular outstanding Account Receivable of such account debtor, in which case such payment shall be applied as such account debtor so specifies. To the extent that Buyer receives payment from Seller under Article VIII in respect of any uncollected Effective Time Accounts Receivable (each such Account Receivable, a "REIMBURSED RECEIVABLE"), Buyer shall transfer to Seller all remaining records pertaining to such Reimbursed Receivable and Seller shall thereafter be entitled to collect such Reimbursed Receivable for its own account. If after payment by Seller, any Reimbursed Receivable is collected by or on behalf of Buyer (including by any of the Aether Acquired Entities), Buyer shall promptly pay (or cause to be paid) over to Seller the amount collected.'

         7.4 New Section 6.4 of the Purchase Agreement. A new Section 6.4 shall be added to the Purchase Agreement immediately after Section 6.3 and shall read as follows:

         'Section 6.4 Mandatory Registration. Parent shall cause the registration of the Parent Common Stock in accordance with the terms of the Registration Rights Agreement.'

                                  ARTICLE VIII

               AMENDMENTS TO ARTICLE VII OF THE PURCHASE AGREEMENT

         8.1 Amendments to Section 7.2 of the Purchase Agreement. A new clause (f) shall be added immediately after clause (e) of the Section 7.2 and shall read as follows:

                  '(f)     The Parent shall have executed and delivered to
Seller the Registration Rights Agreement.'

                                   ARTICLE IX

              AMENDMENTS TO ARTICLE VIII OF THE PURCHASE AGREEMENT

         9.1      Amendments to Section 8.1 of the Purchase Agreement. Section
8.1 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

                  '(a) the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.8, Section 4.23, Section 4.25(a) (but excluding clause (ii) thereof), Section 4.25(b), Section 4.25(c),
Section 5.1, Section 5.2, Section 5.5, Section 5.6, Section 5.9 and Section 5.11, shall survive the Closing without time limit,'

         9.2 Amendments to Section 8.2 of the Purchase Agreement. Section 8.2(e) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

                  'Seller's, the Acquired Aether Entities' or their respective Affiliates' ownership, operation or use of the Purchased Assets, the Purchased Shares, the Business, or the AAE Purchased Assets prior to the Effective Time, other than the Assumed Liabilities, except to the extent such Losses relating thereto relate to or result from, directly or indirectly, a breach of any representation or warranty of Seller in this Agreement;'

         9.3 Amendments to Section 8.3 of the Purchase Agreement. Sections 8.3(c) and (d) of the Purchase Agreement shall be amended and restated in their entireties to read as follows:

                  '(c) the Assumed Liabilities, including Buyer's (and, during the Interim Period, the Acquired Aether Entities') failure to satisfy any of its obligations relating thereto, except to the extent such Losses relate to or result from, directly or indirectly, a breach of any representation or warranty of Seller in this Agreement; and

                  (d) the ownership, operation or use of the Purchased Assets, the Acquired Aether Entities, the Purchased Shares, the AAE Purchased Assets and the Business during the Interim Period (which do not include the Excluded Liabilities) by Seller (and its Affiliates, including the Acquired Aether Entities), except to the extent any action or omission breaches the covenants of Seller included in Section 6.1 of this Agreement, and from and after the Closing by Buyer and the Acquired Aether Entities; and'

         9.4      Amendment to Section 8.7 of the Purchase Agreement. Section
8.7 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

                  'Subject to the last sentence of this Section 8.7, Seller shall not be required to indemnify Buyer Indemnitees, and shall not have any Liability under Section 8.2(a), until the aggregate amount of all Losses under
Section 8.2(a) exceeds $200,000 (the "MINIMUM LOSS"), and then only to the extent such aggregate Losses exceed the Minimum Loss. Subject to the following sentence, the aggregate amount of each of Seller's liability for Losses under
Section 8.2(a) and Buyer's and Parent's aggregate liability for Losses under
Section 8.2(b) shall be limited in each case to an amount equal to 40% of the Purchase Price. The limitations set forth in this Section 8.7 will not apply to any Claims for indemnification in connection with, arising out of, or which would not have occurred but for:

                  (a) a breach of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.8,
Section 4.14, Section 4.15, Section 4.19, Section 4.23, Section 4.25(a) (but excluding clause (ii) thereof), Section 4.25(b), Section 4.25(c), Section 4.29,
Section 5.1, Section 5.2 , Section 5.3 (but only with respect to the representations made with respect to the Note), Section 5.4, Section 5.6 and
Section 5.9;

                  (b)      fraud; or

                  (c) Section 8.2(c), (d), (e), (f) or (g) or Section 8.3(c) or (d); and

                  (d) covenants to be performed in whole or in part, post-Closing.

                  Notwithstanding the foregoing or anything to the contrary set forth herein, the aggregate amount of Seller's liability shall be limited to an amount equal to the Purchase Price in respect of all Claims for indemnification in connection with, arising out of, or which would not have occurred but for, a breach of the representations and warranties contained in Section 4.4, Section
4.13 and Section 4.15; and (ii) the amount of Seller's liability for a breach of the representations and warranties contained in Section 4.19 shall be limited to, and determined by, a recalculation of the Closing Working Capital and the Adjustment Amount as if such Losses existed on the day immediately preceding the Effective Time (giving effect to any and all prior payments made pursuant to Section 3.2(d) in connection with the Purchase Price adjustment and any and all prior payments made pursuant to this clause (ii)), and no Losses shall be recoverable until and unless the aggregate amount of such Losses (for which no indemnification has been made and no adjustment was made in connection with the Purchase Price adjustment pursuant to Section 3.2(d)) exceeds on a cumulative basis the Adjustment Floor (as increased or reduced by any payment made in connection with the Purchase Price adjustment pursuant to Section 3.2(d) and the aggregate amount of all prior payments made pursuant to this clause (ii)), and then Seller's indemnification liability shall only be the amount of the excess of such Losses over the Adjustment Floor (as adjusted as described above). It is understood and agreed that the purpose of the foregoing clause (ii) is to treat any Losses resulting from a breach of the representations and warranties contained in Section 4.19 as if such Losses existed on the Effective Time and were included in the calculation of the Closing Working Capital in determining the Adjustment Amount and any required payments under Section 3.2(d), and to require any payments that would have been required to be made in connection with the Purchase Price adjustment under Section 3.2(d) if such Losses existed on day immediately preceding the Effective Time (and such payments hereunder shall equal, and in no event exceed, the amount that would have been required to be paid under Section 3.2(d) in connection with the Purchase Price adjustment if such Losses existed on the day immediately preceding the Effective Time).'

                                    ARTICLE X

               AMENDMENTS TO SECTION IX OF THE PURCHASE AGREEMENT

         10.1     Amendments to Section 9.1 of the Purchase Agreement. Section
9.1 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

                  '(a)     Buyer shall be liable for, and shall indemnify Seller
Indemnitees against, all Taxes arising or resulting from (i) the conduct of the Business or the ownership of the Purchased Assets for taxable periods or portions thereof beginning after the Effective Time or (ii) any transaction relating to the Business or the Purchased Assets that Buyer or any of its Affiliates causes to occur on or after the Effective Time (excluding, subject to Section 3.7, the sale of the Business and the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer pursuant to this Agreement).

                  (b) Seller shall be liable for and agrees to indemnify, defend and hold Buyer Indemnitees harmless from (i) any Tax imposed on any Acquired Aether Entity if and to the extent that such Tax arises in respect of a taxable period ended on or before the Effective Time (a "TAX INDEMNITY PERIOD"),
(ii) any Tax that constitutes a lien or Encumbrance on the Purchased Assets if and to the extent that such Tax arises in respect of a Tax Indemnity Period,
(iii) any Tax or other Losses resulting from the inaccuracy or breach of any representation or warranty set forth in Section 4.14 or the breach of any covenants set forth in Section 6.3(h), and (iv) any costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) arising out of the imposition or assessment of any Tax, Losses or other costs described in clause (i), (ii) or (iii) ("OTHER COSTS"), and the filing of any Returns for a taxable period ending on or before the Effective Time, including those incurred in the contest of good faith of any such imposition, assessment or assertion. Any Tax imposed as a result of the sale of the Business and the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer pursuant to this Agreement shall be deemed to arise in respect of a Tax Indemnity Period.

                  (c)      For purposes of subsections (a) and (b) of this
Section 9.1, whenever it is necessary to determine the Liability for Taxes for a Straddle Period, such Taxes shall be apportioned between Seller and Buyer (A) in the case of Taxes other than income, sales and use and withholding taxes, on a per diem basis and (B) in the case of income, sales and use and withholding taxes, as determined as though the Straddle Period consisted of two taxable years or periods, one which ended on the Effective Time and the other which began at the beginning of the day following the Effective Time.

                  (d) Buyer shall pay to Seller the amounts received by Buyer or any of its Affiliates of any refund, abatement or credit of (A) Taxes which are attributable to the conduct of the Business or the ownership of the Purchased Assets on or prior to the Effective Time and (B) any other Tax Assets. In the case of any Straddle Period, Buyer shall pay to Seller the amount received by Buyer or any of its Affiliates of any refund, abatement or credit of Taxes that would have been made had the Taxable Period ended on the Effective Time.

                  (e) Any assessment or other Claim by a Governmental Authority seeking to enforce or collect a Tax, Losses or Other Costs described in Section 9.1 shall be subject to the provisions of Section 8.4, 8.5, 8.6, 8.8 and 8.9 of this Agreement to the extent that Section 6.3(h)(iv) does not apply to such assessment or Claim.

                  (f) For the avoidance of doubt, notwithstanding any other contrary provisions of this Agreement, Seller shall not be liable for any Taxes or related Losses to the extent such Taxes or related Losses have been included as a liability in calculating the Closing Net Working Capital, or such Taxes or Losses are included in Assumed Liabilities.'

                                   ARTICLE XI

                AMENDMENTS TO SECTION X OF THE PURCHASE AGREEMENT

         11.1     Amendments to Section 10.1 of the Purchase Agreement. Section
10.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

         'Section 10.1     Records/Litigation.

                  (a) For a period of five (5) years after the Effective Time, in the event and for so long as any Party or any Acquired Aether Entity or any of their respective Affiliates is contesting or defending against any Claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Time involving any Party or any Acquired Aether Entity or any of their respective Affiliates, the other Party or Acquired Aether Entity, as the case may be, will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its Books and Records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party claims to be entitled to indemnification therefor under Article VIII or
Article IX).

                  (b) For a period of five (5) years after the Effective Time, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to Liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings related to the Business, including making available documents, witnesses, employees for interviews, litigation preparation and testimony. The requesting party shall reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.'

         11.2     Amendments to Section 10.2 of the Purchase Agreement: Section
10.2 of the Purchase Agreement shall be deleted in its entirety.

                                  ARTICLE XII

               AMENDMENTS TO SECTION XII OF THE PURCHASE AGREEMENT

         12.1     Amendments to Section 12.1 of the Purchase Agreement. Section
12.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  'Section 12.1. Further Assurances. From time to time, at Parent's, Buyer's or Seller's request, whether before or after the Closing Date, Parent, Buyer or Seller, as the case may be, shall, and shall cause their respective Affiliates and Representatives to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings prior to or after the Closing, and take such other actions as Parent, Buyer or Seller, as the case may be, may reasonably require of the other Party to more effectively assign, convey and transfer to such Party the Purchased Assets, the Acquired Aether Entities and the Purchased Shares, and to assume the Assumed Liabilities and the AAE Assumed Liabilities, as contemplated by this Agreement.'

         12.2     Amendments to Section 12.5 of the Purchase Agreement. Section
12.5 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  'Section 12.5. Construction. The term "Buyer" as used in this Agreement shall be construed, as the context requires, to refer to either or both of TSYS and TCS Ltd.'

         12.3 New Sections 12.15, 12.16 and 12.17 of the Purchase Agreement. New Sections 12.15, 12.16 and 12.17 shall be added to Article XII of the Purchase Agreement immediately after Section 12.14 and shall read as follows:

                  'Section 12.15. Consent to Capital Contribution. Parent and Buyer consent to the contribution by Aether Systems Limited of all of the issued share capital of Aether Management Services Limited to Aether Systems (UK) Limited prior to Closing, with such contribution resulting in Aether Management Systems Limited becoming a wholly-owned subsidiary of Aether Systems Limited.

                  Section 12.16. Liquidation Acknowledgement. The Parties acknowledge that Beyerholm & Moe ApS and Sila Communications Scandinavia ApS are in liquidation in Denmark and that such liquidation is expected to be completed after receipt by one or both of such companies of a refund from the Danish and/or other European national tax authorities. For purposes of this Agreement, the Parties agree that any amounts received from such tax refunds shall be first offset against any outstanding liabilities of the liquidating company, but that pursuant to this Agreement (including, without limitation, Articles II and IX), any remaining amounts resulting from such tax refunds shall be for the account of Seller and paid by Parent or one of its Affiliates, net of any costs, expenses or Liabilities incurred by Parent or any of its Affiliates in connection with the Retained Cash, to Seller within 20 days of receipt thereof.

                  Section 12.17. Deemed Closing. The Parties acknowledge and agree that the transactions contemplated hereby are intended to have financial, economic and accounting effect as if the transactions contemplated by this Agreement had closed at the Effective Time as described in Section 3.1(b). To the extent that any provisions hereof are inconsistent with such intention, the provisions hereof shall be interpreted in a manner that gives effect to the Parties' intentions and the Parties agree to cooperate in effectuating such intent.'

                                  ARTICLE XIII

                              ADDITIONAL AGREEMENTS

         13.1     Effect of Amendment.

                  Through its execution of this Amendment, each of the parties hereby acknowledges and agrees that TCS Ltd. is made a party to the Purchase Agreement, in its entirety and as amended by this Amendment. Except as expressly provided in this Amendment, the Purchase Agreement shall continue in full force and effect.

         13.2     Schedules.

                  The Parties agree and consent to any amendment to the Seller's Disclosure Schedules (including, but not limited to, Schedule 6.1(h) thereto) to reflect the conveyance, purchase, assignment and transfer of cash held in the bank accounts of the Aether Acquired Entities in exchange for the Parent Common Stock Consideration, as such Parent Common Stock Consideration may be adjusted pursuant to the provisions described in Section 4.2 of this Amendment.

         13.3     References.

                  Each of the parties hereto agrees that all previous and future references to the Purchase Agreement shall be deemed to refer to such agreements as amended by the terms of this Amendment.

         13.4     Counterparts.

                  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.5     Construction.

                  The parties have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Amendment.

         13.6     Governing Law.

                  This Amendment shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Maryland (without reference to the choice of law provisions of such state) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Amendment, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

                                     AETHER SYSTEMS, INC.


                                     By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                     TSYS ACQUISITION CORP.



                                     By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                     TELECOMMUNICATION SYSTEMS LIMITED



                                     By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                     TELECOMMUNICATIONS SYSTEMS, INC.



                                     By:
                                           -------------------------------------
                                           Name:
                                           Title: